Exhibit 99.1

Sorrento Announces the Appointments of David H. Deming to the Board of

Directors and Mark W. Durand as Chief Financial Officer

San Diego, CA—April 30, 2015—Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), a late-stage clinical oncology company developing new treatments for cancer and associated pain, announced the appointments of David H. Deming to its Board of Directors and Mark W. Durand as Chief Financial Officer. Mr. Deming replaced Mr. Durand as a member of the Board, who stepped down to assume the role of Chief Financial Officer.

In his Board capacity, Mr. Deming will Chair the Audit Committee and be a member of the Compensation Committee. Mr. Deming is a banker with TAG Healthcare Advisors, LLC, a boutique financial advisory firm serving the pharmaceutical, biotech and medical device industries. He has over 35 years of banking experience, of which 27 years were with J. P. Morgan, where he ran the healthcare investment banking group for twelve years. Mr. Deming has broad experience in capital raising, mergers and acquisitions, and strategic advice.

Mr. Durand has nearly 30 years of pharmaceutical industry experience in a variety of leadership roles in finance, business development and general management. Most recently, he was an independent strategic consultant for emerging pharmaceutical firms. Previously, he was Chief Financial Officer and Senior Vice President Finance and Business Development for Watson Pharmaceuticals (now Actavis). Prior to that, he was Chief Financial Officer and Senior Vice President of Finance and Business Development for Teva Americas. Mr. Durand spent the first 18 years of his career at Bristol-Myers Squibb in various management roles. While serving on the Board of Directors of Sorrento, he served as Chair of the Audit Committee and was a member of the Compensation Committee. He holds a B.S. in Zoology from Duke University, an M.S. in Biological Sciences from Dartmouth College and an M.B.A. from The University of Chicago.

“We are highly pleased with the appointments of David and Mark”, Dr. Henry Ji, President and Chief Executive Officer at Sorrento. “We believe their significant expertise in their respective fields will be invaluable as the company positions itself for the next level of transformation. In addition, we thank Mark for all his past contributions on our Board and welcome his future role as a member of our senior management.”

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq™, the next-generation nanoparticle paclitaxel, completed patient enrollment in the TRIBECA registrational trial in January. Sorrento is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain.

In December 2014, the company and NantWorks formed a global joint venture, now called Nantibody, to focus on certain next generation immunotherapies for cancer and autoimmune diseases. The company and Conkwest, Inc., a privately-held immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, also entered into an agreement to jointly develop next generation CAR.TNK™ (Chimeric Antigen Receptor Tumor-attacking Neukoplast) immunotherapies for the treatment of cancer. The CAR.TNK technology platform combines Conkwest’s proprietary Neukoplast cell line with Sorrento’s proprietary G-MAB® fully human antibody technology and CAR designs to further enhance the potency and targeting of Neukoplast. More recently, in March 2015, Sorrento entered into a global collaboration with NantCell, a NantWorks company, to discover and develop novel anti-cancer immunotherapies.

The company has made significant advances in developing human monoclonal antibodies, complemented by comprehensive and fully integrated bispecific antibody and antibody drug conjugate (ADC) platforms that include proprietary conjugation chemistries, linkers and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, mono- and bispecific therapeutic antibodies, ADCs and adoptive cellular immunotherapy.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about Sorrento’s ability to leverage the expertise of employees and partners to assist the company in the execution of its strategies; the Cynviloq registrational trial; Sorrento’s advances made in developing RTX and human monoclonal antibodies using its proprietary G-MAB fully human antibody technology, if any; Sorrento’s use of G-MAB generated CARs to enhance the potency of its CAR.TNKs; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento™, CAR.TNK™, the Sorrento logo and Cynviloq™ are trademarks owned by Sorrento Therapeutics, Inc.

Contact:

Mr. George Uy

EVP & Chief Commercial Officer

Sorrento Therapeutics, Inc.

guy@sorrentotherapeutics.com

T: + 1 (661) 607-4057